Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-184193
Dated April 16, 2014

Invesco

powerSHARES

BUNL PowerShares DB **German Bund Futures** ETN
BUNT PowerShares DB **3x German Bund Futures** ETN

ETN & index data as of March 31, 2014

Description

The PowerShares DB German Bund Futures Exchange Traded Notes (BUNL) and PowerShares DB 3x German Bund Futures Exchange Traded Notes (BUNT) (collectively, the "PowerShares DB German Bund Futures ETNs," or the "ETNs") provide investors a way to take a short or leveraged view on the performance of the US dollar value of the returns of a German bond futures index.

The PowerShares DB German Bund Futures ETNs are based on the DB USD Bund Futures Index (the "Bund Futures Index") which is intended to measure the performance of a long position in Euro-Bund Futures.

PowerShares DB German Bund Futures ETN & Index Data	
Ticker symbols	
German Bund Futures	BUNL
3x German Bund Futures	BUNT
Intraday indicative value symbols	
German Bund Futures	BUNLIV
3x German Bund Futures	BUNTIV
CUSIP symbols	
German Bund Futures	25154W506
3x German Bund Futures	25154W407
Details	
ETN price at inception	$20.00
Inception date	3/22/2011
Maturity date	3/31/2021
Yearly investor fee (BUNL)	0.50%
Yearly investor fee (BUNT)	0.95%
Leverage reset frequency	Monthly
Listing exchange	NYSE Arca
DB USD Bund Futures Index	DBBNBUNL
Issuer	
Deutsche Bank AG, London Branch	
Long-term Unsecured Obligations	

ETN & Index History (%)	**1 Year**	**3 Year**	**ETN Inception**
ETN Repurchase Value[1]			
3x German Bund Futures	2.09	23.07	21.82
German Bund Futures	0.82	7.44	7.06
ETN Market Price[2]			
3x German Bund Futures	2.95	23.13	10.27
German Bund Futures	0.94	7.48	3.45
Index History			
Bund Futures Index	1.26	7.91	7.54
Comparative Indexes[3]			
S&P 500	21.86	14.66	15.38
Barclays U.S. Aggregate	-0.10	3.75	3.63

Source: Invesco PowerShares, Bloomberg L.P.

[1] ETN repurchase value performance figures reflect repurchase value, which would require investors to have a minimum number of shares (found in pricing supplement and the following page). Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Investors holding less than the minimum number of shares required to effect a repurchase would have to sell their shares at prevailing market prices, which may be at a discount to the repurchase value. See "ETN Market Price" in this table. ETN repurchase value is based on a combination of three times the monthly returns, for the 3x German Bund Futures ETNs, or the monthly returns, for the German Bund Futures ETNs, from the Bund Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in 3-month United States Treasury bills on a rolling basis.

[2] ETN market price performance is calculated using the change in the bid/ask midpoint at 4 p.m. ET expressed as a percentage change from the beginning to the end of the specified time period.

The inception date of the Bund Futures Index is September 20, 2010. Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.

[3] The S&P 500® Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Bond Index™ is an unmanaged index considered representative of the US investment-grade, fixed-rate bond market.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

800 983 0903 | 877 369 4617 powersharesetns.com | www.dbxus.com twitter: @PowerShares

BUNL BUNT

PowerShares DB German Bund Futures ETN PowerShares DB 3x German Bund Futures ETN

What are the PowerShares DB German Bund Futures ETNs?

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London Branch that are linked to the month-over-month performance of the DB USD Bund Futures Index.

The DB USD Bund Futures Index is intended to measure the performance of a long position in Euro-Bund
Futures. The underlying assets of Euro-Bund Futures are Federal Republic of Germany-government issued debt securities ("Bunds") with a remaining term to maturity of not less than 8 years and 6 months and not more than 10 years and 6 months as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns of the relevant futures index with the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB German Bund Futures ETNs

Benefits                                             Risks

[] Leveraged or unleveraged long notes               [] Non-principal protected

[] Relatively low cost                               [] Leveraged losses

[] Intraday access                                   [] Subject to an investor fee

[] Listed                                            [] Limitations on repurchase

                                                     [] Concentrated exposure

                                                     [] Credit risk of the issuer

                                                     [] Issuer call right

                                                     [] Potential lack of liquidity

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for
free by visiting powersharesetns.com | www.dbxus.com or EDGAR on the SEC website at www.sec.gov.
Alternatively, you may request a prospectus by calling 800 983 0903 | 877 369 4617, or you may
request a copy from any dealer participating in this offering.

Important Risk Considerations:

Each security offers investors exposure to the month-over-month performance of its respective Index measured from the first calendar day

to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective

Index during the term of the ETNs. The German Bund Futures ETNs and the 3x German Bund Futures ETNs
may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns.
Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The ETNs are riskier than ordinary

unsecured debt securities and have no principal protection.

Risks of investing in the ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche
Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG,
London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to notional positions in Euro-Bund futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions, each in the US or Germany.

The 3x German Bund Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco
PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

Certain marketing services may be provided for these products by Invesco Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither
Invesco Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount.
For a description of the main risks, see "Risk Factors" in the applicable pricing supplement and the accompanying prospectus supplement and prospectus. Not FDIC Insured - No Bank Guarantee - May Lose
Value

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

For US Use Only